Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 316.299.7463
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES FIRST QUARTER 2010 RESULTS

TOPEKA, Kan., May 6, 2010 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $30 million, or $0.27 per share, for the first quarter 2010 compared with earnings of $44 million, or $0.40 per share, for the first quarter 2009. Earnings for 2009 included federal tax benefits related to prior period activity which contributed $0.30 per share.

Following is a reconciliation of basic earnings per share:

	Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009
Earnings available from continuing operations	$0.27	$0.10
Discontinued operations, net of tax	—	0.30

Earnings per share, basic	$0.27	$0.40

Per share results for the first quarter 2010 reflect more shares outstanding as a result of the company having issued shares to fund capital investments.

Income from continuing operations for the first quarter increased $20 million compared with the same period in 2009 due principally to greater electricity sales and higher prices. Retail electricity sales increased 7 percent due primarily to improved economic conditions and the effects of colder weather. Partially offsetting the higher retail revenues were higher interest and income tax expense.

Westar Energy announces first quarter 2010 results	Page 2 of 4

Earnings Guidance

The company affirmed its 2010 earnings guidance of $1.65 to $1.80 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at its earnings guidance. The summary is located under Investor Presentations within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, May 7 with the investment community at 8:30 a.m. ET (7:30 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-700-7477, participant code 69107716. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed first quarter 2010 financial information, the company’s quarterly report on Form 10-Q for the period ended Mar. 31, 2010 filed with the Securities and Exchange Commission May 6, 2010, and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 685,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals.

Westar Energy announces first quarter 2010 results	Page 3 of 4

Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1A. Risk Factors, (c) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (d) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q filed May 6, 2010 (a) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 7 and 8; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Westar Energy announces first quarter 2010 results	Page 4 of 4

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2010	2009	Change
Retail	$333,245	$290,661	$42,584
Wholesale	82,748	85,744	(2,996)
Transmission	36,629	26,897	9,732
Other	7,208	18,465	(11,257)

Total Revenues	$459,830	$421,767	$38,063

Fuel and purchased power	133,800	140,644	(6,844)
Operating and maintenance	121,172	122,167	(995)
Depreciation and amortization	66,930	58,214	8,716
Selling, general and administrative	45,927	47,982	(2,055)

Total Operating Expenses	367,829	369,007	(1,178)

Income from Operations	92,001	52,760	39,241

Other expense	(1,883)	(2,096)	213
Interest expense	44,616	35,077	9,539
Income tax expense	13,820	4,401	9,419

Income from Continuing Operations	31,682	11,186	20,496

Results of discontinued operations, net of tax	—	32,978	(32,978)

Net Income	31,682	44,164	(12,482)
Less: Net income attributable to noncontrolling interests	1,002	—	1,002

Net income attributable to Westar Energy	30,680	44,164	(13,484)

Preferred dividends	242	242	—

Net Income Attributable to Common Stock	$30,438	$43,922	$(13,484)

Basic Earnings Per Share:
Earnings available from continuing operations	$0.27	$0.10	$0.17
Discontinued operations, net of tax	—	0.30	(0.30)

Earnings per common share, basic	$0.27	$0.40	$(0.13)

Average equivalent common shares outstanding	110,925	109,331	1,594

Dividends declared per share	$0.31	$0.30	$0.01